Exhibit 5.1

Suite 2800, 1100 Peachtree Street NE

Atlanta, GA 30309-4528

t 404 815 6500 f 404 815 6555

November 4, 2015

Reynolds American Inc.

401 North Main Street

Winston-Salem, North Carolina 27102

and the Guarantors Listed on Schedule I hereto

Re:	Offering Pursuant to Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Reynolds American Inc., a North Carolina corporation (“RAI”), and the subsidiaries of RAI listed on Schedule I hereto (collectively, the “Guarantors”), in connection with the preparation and filing under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-4 (the “Registration Statement”) relating to the public offering by RAI of up to (i) $414,793,000 aggregate principal amount of RAI’s 3.500% Senior Notes due 2016, (ii) $447,092,000 aggregate principal amount of RAI’s 2.300% Senior Notes due 2017, (iii) $668,689,000 aggregate principal amount of RAI’s 8.125% Senior Notes due 2019, (iv) $641,462,000 aggregate principal amount of RAI’s 6.875% Senior Notes due 2020, (v) $473,689,000 aggregate principal amount of RAI’s 3.750% Senior Notes due 2023, (vi) $236,748,000 aggregate principal amount of RAI’s 8.125% Senior Notes due 2040, and (vii) $240,197,000 aggregate principal amount of RAI’s 7.000% Senior Notes due 2041 (collectively, the “new notes”) and the related guarantee thereof by each of the Guarantors (the “RAI Subsidiary Guarantees”). The new notes will be issued pursuant to an indenture dated as of May 31, 2006 (as amended through the date hereof, the “2006 Indenture”), among RAI, as issuer, the Guarantors, as guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The RAI Subsidiary Guarantees are guarantees contained in the Indenture and in the forms of new notes. The new notes and RAI Subsidiary Guarantees are to be issued in exchange for a like principal amount of RAI’s currently outstanding 3.500% Senior Notes due 2016, 2.300% Senior Notes due 2017, 8.125% Senior Notes due 2019, 6.875% Senior Notes due 2020, 3.750% Senior Notes due 2023, 8.125% Senior Notes due 2040, and 7.000% Senior Notes due 2041 (collectively, the “old notes”).

In connection with this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction of such records, certificates of corporate officers and government officials, instruments and other documents, as we have deemed necessary or appropriate for purposes of this opinion. As to any facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of RAI, the Guarantors and others, without independent verification of their accuracy.

Reynolds American Inc. and the Guarantors on Schedule I

November 4, 2015

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto (other than RAI and the Guarantors) had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

In rendering our opinions below, we have also assumed that: (i) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by the 2006 Indenture; (ii) the 2006 Indenture has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, the Trustee, enforceable against the Trustee in accordance with its terms; (iii) the Trustee is in compliance, generally and with respect to acting as a trustee under the 2006 Indenture, with all applicable laws and regulations; (iv) the Trustee had and has the requisite organizational and legal power and authority to perform its obligations under the 2006 Indenture; and (v) the new notes will be duly authenticated by the Trustee in the manner provided in the 2006 Indenture.

Subject to the foregoing and other matters set forth herein, it is our opinion that as of the date hereof:

1. The new notes have been authorized by all necessary corporate action of RAI and, when (a) the Registration Statement is declared effective under the Securities Act, (b) the 2006 Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (c) the new notes are executed by RAI and authenticated by the Trustee in accordance with the provisions of the 2006 Indenture and issued and delivered in exchange for the old notes in the manner described in the Registration Statement, they will be legal, valid and binding obligations of RAI, enforceable against RAI in accordance with their terms.

2. The RAI Subsidiary Guarantee of each Guarantor has been authorized by all necessary corporate action, or limited liability company action, as the case may be, of such Guarantor and, when (a) the Registration Statement is declared effective under the Securities Act, (b) the 2006 Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (c) the new notes are executed by RAI and authenticated by the Trustee in accordance with the provisions of the 2006 Indenture and issued and delivered in exchange for the old notes in the manner described in the Registration Statement, the RAI Subsidiary Guarantee of each Guarantor will be the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.

We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the General Corporation Law of the State of Delaware (and the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law), the Delaware Limited Liability Company Act, the laws of the State of North Carolina and the laws of the State of New York. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

Reynolds American Inc. and the Guarantors on Schedule I

November 4, 2015

For purposes of the opinion expressed in paragraph 2 above, we have relied upon the opinion of counsel for Santa Fe Natural Tobacco Company, Inc., with respect to matters governed by the laws of the State of New Mexico, a copy of which has been filed as Exhibit 5.2 to the Registration Statement.

Our opinions set forth above are subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium or other laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally and (ii) general principles of equity (whether applied in a proceeding at law or in equity) including, without limitation, standards of materiality, good faith, fair dealing and reasonableness in the interpretation and enforcement of contracts and the discretion of the court before which any proceeding may be brought, and the application of such principles to limit the availability of equitable remedies such as specific performance.

This opinion has been prepared for your use in connection with the Registration Statement and may not be relied upon for any other purpose. We assume no obligation to advise you of any change in the foregoing subsequent to the effectiveness of the Registration Statement even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the prospectus included therein. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP

By:	/s/ David M. Eaton

David M. Eaton, a Partner

SCHEDULE I

American Snuff Company, LLC	R. J. Reynolds Global Products, Inc.
5106 Tradeport Drive	401 North Main Street
Memphis, TN 38141	Winston-Salem, NC 27101

Conwood Holdings, Inc.	R.J. Reynolds Tobacco Co.
401 North Main Street	401 North Main Street
Winston-Salem, NC 27101	Winston-Salem, NC 27101

Lorillard Licensing Company LLC	R. J. Reynolds Tobacco Company
401 North Main Street	401 North Main Street
Winston-Salem, NC 27101	Winston-Salem, NC 27101

Reynolds Finance Company	R.J. Reynolds Tobacco Holdings, Inc.
Farmers Bank Building, Suite 1402	401 North Main Street
301 N. Market Street	Winston-Salem, NC 27101
Wilmington, DE 19801
Rosswil LLC
Reynolds Innovations Inc.	401 North Main Street
401 North Main Street	Winston-Salem, NC 27101
Winston-Salem, NC 27101
Santa Fe Natural Tobacco Company, Inc.
RAI Services Company	One Plaza La Prensa
401 North Main Street	Santa Fe, NM 87507
Winston-Salem, NC 27101